Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces First Quarter Results

WESTBROOK, Maine, April 23, 2010 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the first quarter of 2010 increased 14% to $268.5 million, from $236.5 million for the first quarter of 2009. Organic revenue growth, as defined below, was 9%. Earnings per diluted share (“EPS”) for the quarter ended March 31, 2010 increased 28% to $0.55, compared to $0.43 for the same period in the prior year.

Organic revenue growth excludes the impact of changes in currency exchange rates, which contributed approximately 4% to revenue growth, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, which contributed less than 1% to revenue growth.

“Overall for the quarter, our revenue growth was solid and our strong earnings growth exceeded our expectations from January,” stated Jonathan Ayers, Chairman and Chief Executive Officer.  “Having generated high single-digit organic revenue growth in an economic environment that remains challenging is a testament to our success in continued technology innovation and strong commercial execution across our markets around the world.  Earnings were ahead of our projection in January, as we achieved operating efficiencies in our two largest lines of business, instruments and consumables and reference laboratories, and continued to tightly manage expenses.”

“Capital placements in the first quarter were strong, led by sales of our Catalyst Dx® chemistry analyzer and our line of digital radiography systems.  We placed 484 Catalyst Dx instruments during the quarter and remain on track to place 2,400 for the year.”

“Today, we also announced our plans to introduce ProCyte Dx™, a new hematology analyzer that will complement our Catalyst Dx in the higher test volume segment of the veterinary market.  ProCyte Dx is a compact bench-top analyzer that will provide a complete blood cell count with 24 different parameters in just two minutes. Together with Catalyst Dx, which provides results in eight minutes, ProCyte Dx will enable veterinarians to practice what we call “real-time care,” which is about providing results from blood work easily and quickly during the pet owner’s appointment, and thus delivering a higher standard of care, realizing valuable practice efficiencies, and improving pet owner satisfaction and compliance to the veterinarians’ recommendations.”

IDEXX Announces First Quarter Results
April 23, 2010

“With over three years of development and 18 months of field trials in clinical settings and universities, the ProCyte Dx analyzer has surpassed our performance expectations in terms of speed, accuracy and reliability. Our comprehensive Hematology offering now covers all segments of the in-house hematology market, with ProCyte meeting the needs of our higher volume customers, LaserCyte® providing the same complete menu of tests for mid- to smaller-sized accounts, and VetAutoreadTM providing a basic CBC for lower volume customers, especially in international markets. ProCyte Dx will be show-cased at the American College of Veterinary Internal Medicine (ACVIM) meeting in June. We expect to begin taking orders this quarter and to commence shipments in Q3, which is consistent with our 2010 financial guidance as provided in January.”

“The momentum in our business, as evidenced by our Q1 results, and our strategy of continually introducing innovations to our markets, exemplified by our new ProCyte Dx hematology analyzer, lead us to maintain our revenue outlook and increase our earnings guidance for 2010, despite additional currency headwinds caused by the recent strengthening of the U.S. dollar.”

Revenue Performance
Please refer to the table below entitled “Revenues and Revenue Growth Analysis by Product and Service Categories” in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group (“CAG”) revenues for the first quarter of 2010 were $221.4 million compared to $193.7 million for the first quarter of 2009. Changes in foreign currency exchange rates and revenues from a business acquired in the second half of 2009 contributed approximately 4% and 1%, respectively, to revenue growth. Organic growth of 10% was primarily the result of increased sales volume of IDEXX VetLab® instruments and consumables and laboratory diagnostic and consulting services. Organic growth in laboratory diagnostic and consulting services revenues also resulted from higher unit sales prices on reference laboratory tests.

Water. Water segment revenues for the first quarter of 2010 were $17.9 million compared to $15.9 million for the first quarter of 2009. Changes in foreign currency exchange rates contributed approximately 5% to revenue growth. Organic revenue growth of 8% was the result of higher Colilert® sales volume, partly offset by lower sales prices due, in part, to higher relative sales in geographies where products are sold at lower unit sales prices.

Production Animal Segment. Production Animal Segment (“PAS”) revenues for the first quarter of 2010 were $19.9 million compared to $18.3 million for the first quarter of 2009. Changes in foreign currency exchange rates contributed approximately 5% to revenue growth. Organic revenue growth of 5% was the result of higher sales volume of certain bovine tests, partly offset by lower average unit sales prices.

IDEXX Announces First Quarter Results
April 23, 2010

Additional Operating Results for the First Quarter

Gross profit for the first quarter of 2010 increased $17.9 million, or 14%, to $142.4 million from $124.4 million for the first quarter of 2009. As a percentage of total revenue, gross profit increased slightly to 53.0% due to the net result of several factors. The gross profit percentage was positively impacted by a reduction in overall spending on service and product manufacturing in our IDEXX VetLab® product line combined with a reduction in depreciation expense associated with certain instruments that are under customer usage agreements. Productivity improvements and higher sales prices in our laboratory and consulting services business also contributed to the increase in gross profit percentage. These favorable effects were offset by the unfavorable impacts of the weaker U.S. dollar on foreign currency hedge contracts and foreign currency denominated expenses, net of the favorable impact on sales denominated in foreign currencies. Gross profit percentage also was unfavorably impacted by higher relative sales of lower margin instruments and reference laboratory services.

Research and development (“R&D”) expense for the first quarter of 2010 was $16.7 million, or 6.2% of revenue, compared to $15.9 million, or 6.7% of revenue for the first quarter of 2009.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2010 was $77.2 million, or 28.8% of revenue, compared to $70.1 million, or 29.6% of revenue, for the first quarter of 2009. The increase in SG&A expense resulted primarily from higher personnel costs in selling, customer support and administrative functions, and the unfavorable impact of exchange rate changes on foreign currency denominated expenses.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three months ended March 31, 2010.

Outlook for 2010

The Company provides the following updated guidance for the full year of 2010. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2010. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2010.

•
Revenues are expected to be $1.1 to $1.115 billion, which represents reported revenue growth of 7% to 8% and organic revenue growth of 6% to 7%. While reported revenue growth is unchanged from previous guidance provided in January 2010, a slight increase in organic revenue growth is offset by a decrease in the expected benefit provided by foreign currency exchange rate changes.

IDEXX Announces First Quarter Results
April 23, 2010

•	EPS are expected to be $2.23 to $2.28, an increase from our previous guidance of $2.20 to $2.25.

•	Free cash flow is expected to be approximately 110% of net income, consistent with our previous guidance.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its first quarter results. To participate in the conference call, dial 1-612-332-7514 or 1-800-553-0288 and reference confirmation code 154161. An audio replay will be available through April 30, 2010 by dialing 1-320-365-3844 and referencing replay code 154161.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous Webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 5, 2010, at 10:00 a.m. (eastern) at the Portland Marriott at Sable Oaks in South Portland, Maine.

Chairman and CEO, Jonathan Ayers will chair the meeting. Investors may listen to the Annual Meeting and view a presentation live via a link on the Company’s web site, www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (eastern) on that day via the same link.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,800 people and offers products to customers in over 100 countries.

IDEXX Announces First Quarter Results
April 23, 2010

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company’s ability to achieve economies of scale in its worldwide network of laboratories; the impact of a weak economy on demand for the Company’s products and services; the effectiveness of the Company’s sales and marketing activities; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to manufacture complex biologic products; the impact of changes and disruptions in financial and currency markets; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the impact of the Company’s inexperience in the human point-of-care market; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company’s operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company’s stock price if quarterly or annual operations results do not meet expectation of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, in the section captioned "Risk Factors.”

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2010	2009
Revenue:	Revenue	$268,525	$236,455
Expenses and
Income:	Cost of revenue	126,164	112,022
	Gross profit	142,361	124,433
	Sales and marketing	44,416	40,985
	General and administrative	32,808	29,068
	Research and development	16,709	15,939
	Income from operations	48,428	38,441
	Interest expense, net	312	396
	Income before provision for income taxes	48,116	38,045
	Provision for income taxes	15,088	11,974
Net Income:	Net income	$33,028	$26,071
	Less: Net income attributable to noncontrolling
	interest	2	-
	Net income attributable to IDEXX Laboratories,
	Inc. stockholders	$33,026	$26,071
	Earnings per share: Basic	$0.57	$0.44
	Earnings per share: Diluted	$0.55	$0.43
	Shares outstanding: Basic	58,033	59,172
	Shares outstanding: Diluted	60,029	60,606

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2010	2009
Key Operating	Gross profit	53.0%	52.6%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	28.8%	29.6%
revenue):	Research and development expense	6.2%	6.7%
	Income from operations(1)	18.0%	16.3%

International	International revenue (in thousands)	$108,659	$90,412
Revenue:	International revenue as percentage of
	total revenue	40.5%	38.2%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2010	2009
Revenue:	CAG	$221,417	$193,692
	Water	17,864	15,851
	PAS	19,941	18,266
	Other	9,303	8,646
	Total	268,525	$236,455

Gross Profit:	CAG	$113,330	$96,442
	Water	11,214	11,156
	PAS	13,474	13,108
	Other	4,153	3,548
	Unallocated	190	179
	Total	$142,361	$124,433

Income from
Operations:	CAG	$39,767	$29,079
	Water	7,123	7,312
	PAS	4,734	4,950
	Other	260	129
	Unallocated	(3,456)	(3,029)
	Total	$48,428	$38,441

Gross Profit
(as a percentage
of revenue):	CAG	51.2%	49.8%
	Water	62.8%	70.4%
	PAS	67.6%	71.8%
	Other	44.6%	41.0%

Income from
Operations
(as a percentage
of revenue):	CAG	18.0%	15.0%
	Water	39.9%	46.1%
	PAS	23.7%	27.1%
	Other	2.8%	1.5%

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	March 31, 2010	March 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Diverstitures (2)	Percentage Change Net of Acquisitions/ Diverstitures and Currency Effect (3)

CAG	$221,417	$193,692	$27,725	14.3%	3.6%	0.8%	9.9%
Water	17,864	15,851	2,013	12.7%	5.2%	-	7.5%
PAS	19,941	18,266	1,675	9.2%	4.7%	-	4.5%
Other	9,303	8,646	657	7.6%	1.5%	-	6.1%
Total	$268,525	$236,455	$32,070	13.6%	3.8%	0.6%	9.2%

Three Months Ended
Net CAG Revenue	March 31, 2010	March 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Diverstitures (2)	Percentage Change Net of Acquisitions/ Diverstitures and Currency Effect (3)

Instruments and consumables	$83,382	$72,235	$11,147	15.4%	3.8%	-	11.6%
Rapid assay products	39,443	37,677	1,766	4.7%	1.3%	-	3.4%
Laboratory diagnostic and consulting services	79,840	68,692	11,148	16.2%	5.1%	2.1%	9.0%
Practice information systems and digital radiography	18,752	15,034	3,718	24.7%	1.9%	0.6%	22.2%
Pharmaceutical products	-	54	(54)	(100.0%)	-	(100.0%)	-
Net CAG revenue	$221,417	$193,692	$27,725	14.3%	3.6%	0.8%	9.9%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended March 31, 2009 compared to the three months ended March 31, 2010.

(2) Represents the percentage change in revenue during the three months ended March 31, 2010 compared to the three months ended March 31, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2008.

(3) Organic Growth

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		March 31,	December 31,
		2010	2009
Assets:	Current Assets:
	Cash and cash equivalents	$106,354	$106,728
	Accounts receivable, net	130,519	115,107
	Inventories, net	122,384	110,425
	Other current assets	39,112	44,078
	Total current assets	398,369	376,338
	Property and equipment, at cost	349,875	346,592
	Less: accumulated depreciation	152,812	146,646
	Property and equipment, net	197,063	199,946
	Other long-term assets, net	228,852	232,243
	Total assets	$824,284	$808,527
Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$24,104	$19,133
	Accrued liabilities	94,616	104,959
	Debt	158,213	119,603
	Deferred revenue	12,234	12,610
	Total current liabilities	289,167	256,305
	Long-term debt, net of current portion	4,070	4,281
	Other long-term liabilities	33,915	33,362
	Total long-term liabilities	37,985	37,643

	Total IDEXX Laboratories, Inc. stockholders’ equity	497,120	514,569
	Noncontrolling interest	12	10
	Total stockholders’ equity	497,132	514,579
	Total liabilities and stockholders’ equity	$824,284	$808,527

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2010	2009	2009	2009	2009
Key
Balance Sheet	Days sales outstanding	41.7	38.9	41.2	40.2	43.8
Information:	Inventory turns	2.0	1.9	1.8	1.8	1.8

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2010	2009
Operating:	Cash Flows from Operating Activities:
	Net income	$33,028	$26,071
	Non-cash charges	13,619	17,427
	Changes in current assets and liabilities	(27,442)	(30,874)
	Net cash provided by operating activities	$19,205	$12,624
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(7,789)	(9,114)
	Proceeds from disposition of pharmaceutical product lines	-	1,377
	Proceeds from sale of property and equipment	27	1,046
	Acquisition of equipment leased to customers	(684)	(188)
	Acquisitions of intangible assets	(144)	-
	Net cash used by investing activities	$(8,590)	$(6,879)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	38,523	15,019
	Payment of other notes payable	(200)	(190)
	Purchase of treasury stock	(57,728)	(14,986)
	Proceeds from the exercise of stock options and employee stock purchase plans	6,483	3,281
	Tax benefit from exercise of stock options and vesting of restricted stock units	3,318	161
	Net cash (used) provided by financing activities	$(9,604)	$3,285
	Net effect of changes in exchange rates on cash	(1,385)	(1,603)
	Net increase (decrease) in cash and cash equivalents	(374)	7,427
	Cash and cash equivalents, beginning of period	106,728	78,868
	Cash and cash equivalents, end of period	$106,354	$86,295

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2010	2009
Free Cash
Flow:	Net cash provided by operating activities	$19,205	$12,624
	Financing cash flows attributable to tax benefits from exercise of stock options
	and vesting of restricted stock units	3,318	161
	Purchase of property and equipment	(7,789)	(9,114)
	Acquisition of equipment leased to customers	(684)	(188)
	Free cash flow	$14,050	$3,483

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces First Quarter Results
April 23, 2010

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended
	March 31,	March 31,
	2010	2009
Share repurchases during the period	1,092	468
Average price paid per share	$52.88	$32.05

Shares remaining under repurchase authorization as of March 31, 2010:	5,202

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the exercise of stock options, the vesting of restricted stock units and the settlement of deferred stock units, and in payment for the exercise price of stock options.